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                                                           SEC FILE NUMBER
                                                                0-11287
                                                      --------------------------

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                                                            CUSIP NUMBER
                                                             180476 AA 1
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                        NOTIFICATION OF LATE FILING

(Check One): [ ]  Form 10-K   [ ] Form 20-F   [X]  Form 10-Q    [ ]  Form N-SAR

  For Period Ended:    June 30, 1999
                   -----------------------------------
  [ ] Transition Report on Form 10-K [ ] Transition Report on Form 20-F [ ] Transition Report on Form 11-K [ ] Transition Report on Form 10-Q [ ] Transition Report on Form N-SAR For the Transition Period Ended:
                                  --------------------------------------------

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Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

                    THE CLARIDGE HOTEL AND CASINO CORPORATION
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Full Name of Registrant


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Former Name if Applicable

                        INDIANA AVENUE AND THE BOARDWALK
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Address of Principal Executive Office (Street and Number)


                        ATLANTIC CITY, NEW JERSEY 08401
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject quarterly report on Form 10-Q will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         The Form 10-Q for the fiscal quarter ended June 30, 1999 for the Company could not be filed within the prescribed period because the Company was unable to complete certain information key to filing a timely and accurate report on the financial aspects of the Company because of management time diverted to preparing for, and financial uncertainties relating to, the filing to be made by the Company under Chapter 11 of the U.S. Bankruptcy Code. Such inability could not have been eliminated by the Company without unreasonable effort or expense.

                                               (Attach Extra Sheets if Needed)

PART IV - OTHER INFORMATION


     (1) Name and telephone number of person to contact in regard to this notification

 JEAN I. ABBOTT                      609                340-3520
-----------------------          ------------       ------------------
     (Name)                       (Area Code)        (Telephone Number)

     (2)  Have all other periodic reports required under
          Section 13 or 15(d) of the Securities Exchange Act of
          1934 or Section 30 of the Investment Company Act of
          1940 during the preceding 12 months or for such
          shorter period that the registrant was required to
          file such report(s) been filed?  If answer is
          no, identify report(s).                                 [X] Yes [ ] No

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     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
          thereof?                                               [ ] Yes [X] No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                                       THE CLARIDGE HOTEL AND CASINO CORPORATION
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                (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date   AUGUST 16, 1999                     By /S/ JEAN I. ABBOTT
      -----------------                       ---------------------------------
                                              JEAN I. ABBOTT
                                              EXECUTIVE VICE PRESIDENT OF
                                              FINANCE/CHIEF FINANCIAL OFFICER